Exhibit 1-1 RFL Opinion 2

January 17, 2008

To Each Of The Parties Listed

 On Schedule A Attached Hereto

Re:           Temecula Valley Statutory Trust VI

Ladies and Gentlemen:

We have acted as counsel to Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust"), in connection with Temecula Valley Statutory Trust VI, a Delaware statutory trust existing under the laws of the State of Delaware (the "Trust") pursuant to the Declaration of Trust of the Trust, dated as of December 5, 2007, among  Temecula Valley Bancorp Inc., as sponsor (the "Sponsor"), Wilmington Trust, as Delaware trustee (the "Delaware Trustee") and as institutional trustee (the "Institutional Trustee"), and the Administrators named therein, as amended and restated by the Amended and Restated Declaration of Trust, dated as of January 17, 2008 (including Exhibit A-1 and Annex I thereto) (as amended and restated, the "Declaration of Trust"), among the Sponsor, the Delaware Trustee, the Institutional Trustee, the Administrators and the several holders, from time to time, of undivided beneficial interests in the assets of the Trust.  This Opinion is being delivered pursuant to the Underwriting Agreement, dated as of January 10, 2008 (the "Placement Agreement"), among the Sponsor, Temecula Valley Bank, the Trust and Howe Barnes Hoefer & Arnett, Inc. and Wunderlich Securities, Inc., as the underwriters.  Capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Declaration of Trust;

(b)	The Indenture;

(c)	The Guarantee (the documents identified in items (a) through (c) being collectively referred to as the "Trustee Documents");

(d)	The Debentures being issued on the date hereof;

(e)	The Authentication Order of the Company with respect to the Debentures; and

(f)	A Good Standing Certificate for Wilmington Trust, dated January 17, 2008, obtained from the Office of the Secretary of State of the State of Delaware.

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of Wilmington Trust as we have deemed necessary or appropriate for the purposes of this opinion.  Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

Based on the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that in our opinion:

1. Wilmington Trust is duly incorporated and validly existing as a banking corporation with trust powers in good standing under the laws of the State of Delaware.

2. Wilmington Trust has the power and authority to execute, deliver and perform its obligations under the Trustee Documents.

3. The execution and delivery of the Trustee Documents, and the performance by Wilmington Trust of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of Wilmington Trust.

4. The Declaration of Trust is a legal, valid and binding obligation of Wilmington Trust, enforceable against Wilmington Trust, in accordance with its terms.  To the extent that each of the Indenture and the Guarantee is a legal, valid and binding obligation of Wilmington Trust under the laws by which such agreement is expressly governed, each of the Indenture and the Guarantee constitute legal, valid and binding obligations of Wilmington Trust, enforceable against Wilmington Trust, in accordance with the terms thereof.

5. Neither the execution, delivery and performance by Wilmington Trust of the Trustee Documents, nor the consummation of any of the transactions by Wilmington Trust contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency under the laws of the State of Delaware or the federal laws of the United States of America governing the trust powers of Wilmington Trust, other than the filing of the Certificate of Trust on behalf of the Trust (which Certificate of Trust has been duly filed).

6. Neither the execution, delivery and performance by Wilmington Trust of the Trustee Documents, nor the consummation of any of the transactions by Wilmington Trust contemplated thereby, is in violation of the charter or bylaws of Wilmington Trust or of the laws of the State of Delaware or of the federal laws of the United States of America governing the trust powers of Wilmington Trust or, to our knowledge, without independent investigation, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, without independent investigation, of any judgment or order applicable to Wilmington Trust.

7. To our knowledge, without independent investigation, there are no proceedings pending or threatened against Wilmington Trust in any court or before any governmental authority, agency or arbitration board or tribunal which, individually or in the aggregate, would have a material adverse effect on the right, power and authority of Wilmington Trust to enter into or perform its obligations under the Trustee Documents.

8. The Debentures have been duly authenticated and delivered by Wilmington Trust, as Trustee, in accordance with the Indenture.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the trust powers of Wilmington Trust (except that we express no opinion with respect to (i) state securities or blue sky laws, (ii) other federal laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, and laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended) and (iii) laws, rules and regulations applicable to the particular nature of the property to be acquired by the Trust) and we have not considered and express no opinion on the laws, rules and regulations of any other jurisdiction.

B. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership, liquidation, fraudulent conveyance or transfer and similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution.

C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than Wilmington Trust, of each of the Declaration of Trust, the Indenture and the Guarantee and that each of such parties has the power and authority to execute, deliver and perform each such document.

D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

E. We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interests or as to the nature or validity of title to any property.

F. We have not participated in the preparation of any offering materials with respect to the Trust.

G. In basing the opinions set forth herein on "our knowledge," the words "our knowledge" signify that no information has come to the attention of the attorneys in the firm who are directly involved in the representation of Wilmington Trust in this transaction that would give us actual knowledge that any such opinions are not accurate. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

We consent to your relying as to matters of Delaware law upon this opinion in connection with the Placement Agreement.  We also consent to McAndrews, Allen & Matson’s and Manatt, Phelps & Phillips' relying as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof pursuant to the Placement Agreement.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

DKD/rmc

SCHEDULE A

Wilmington Trust Company

Howe Barnes Hoefer & Arnett, Inc.

Wunderlich Securities, Inc.

Temecula Valley Bancorp Inc.

Luce, Forward, Hamilton & Scripps LLP